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                                                 EXHIBIT 11

                                      NATIONAL VISION ASSOCIATES, LTD.
                             STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
                          (000's except net income per common share information)



                                            Three Months Ended                              Nine Months Ended
                                          -----------------------                         ----------------------
                                      September 28,      September 27,                September 28,     September 27,
                                          1996               1997                         1996              1997
                                          ----               ----                         ----              ----

NET INCOME                              $ 1,210             $ 1,859                     $ 3,455           $ 5,132
                                        =======             =======                     =======           =======

WEIGHTED AVERAGE COMMON
  SHARES OUTSTANDING                     20,623              20,649                      20,613            20,649

COMMON STOCK EQUIVALENTS USING
  THE TREASURY STOCK METHOD                 147                 101                          99               118
                                        -------             -------                     -------           -------

AVERAGE COMMON SHARES
  OUTSTANDING AS ADJUSTED                20,770              20,750                      20,712            20,767
                                        =======             =======                     =======           =======


NET INCOME
  PER COMMON SHARE                      $  0.06             $  0.09                     $  0.17           $  0.25
                                        =======             =======                     =======           =======

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